EXHIBIT 21.1

R.J. REYNOLDS TOBACCO HOLDINGS, INC.
SUBSIDIARIES

Name of Entity	Place of Incorporation

Arjay Equipment Corporation	Delaware
FHS, Inc.	Delaware
GMB, Inc.	North Carolina
Gallaher-Reynolds Equipment Company	Ireland
MSSH, Inc.	Delaware
Northern Brands International, Inc.	Delaware
Quezon Holding BV	Netherlands
R. J. Reynolds-Gallaher International Sarl	Switzerland
R. J. Reynolds Smoke Shop, Inc.	Delaware
R. J. Reynolds Tobacco (CI) Co.	Cayman Islands
R. J. Reynolds Tobacco Co.	Delaware
R. J. Reynolds Tobacco Company	New Jersey
R. J. Reynolds Tobacco C.V.	Netherlands
R. J. Reynolds Tobacco Foreign Sales Corporation	U. S. Virgin Is.
R. J. Reynolds Tobacco International, Inc.	Delaware
Reynolds Technologies, Inc.	Delaware
RJR Acquisition Corp.	Delaware
The RJR Group, Inc.	Delaware
RJR Realty Relocation Services, Inc.	North Carolina
RJR Sales Co.	Delaware
RJR Smoke Shop, Inc.	Delaware
RJR Technical Company	Delaware
Santa Fe Natural Tobacco Company: Europe GmbH	Germany
Santa Fe Natural Tobacco Company, Inc.	New Mexico
Santa Fe Natural Tobacco Company Limited	United Kingdom
Santa Fe Natural Tobacco Company: The Netherlands B.V	Netherlands
SFNTC Int’l Trading Inc.	Barbados
SFNTC Land LLC	New Mexico
SFNTC: Oxford, LLC	North Carolina
SFNTC/RSM, LLC	New Mexico
S. F. Imports, Inc.	Delaware
The Smoker’s Connection, Inc.	Delaware
Sport’s Marketing Enterprises, Inc.	North Carolina